NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com

FOR IMMEDIATE RELEASE

NorthWestern Reports Third Quarter 2022 Financial Results

Company reports GAAP diluted earnings per share of $0.47 for the quarter, narrows 2022 earnings guidance, remains on track for 2022 capital plan and announces a $0.63 per share quarterly dividend payable December 30, 2022

BUTTE, MT / SIOUX FALLS, SD - October 24, 2022 - NorthWestern Corporation d/b/a NorthWestern Energy (Nasdaq: NWE) reported financial results for the three months ended September 30, 2022. Net income for the period was $27.4 million, or $0.47 per diluted share, as compared with net income of $35.2 million, or $0.68 per diluted share, for the same period in 2021. This decrease was primarily due to lower utility margin, higher interest expense, higher administrative and general costs and higher depreciation and depletion. Earnings per share was additionally impacted by higher outstanding share count in the current period.

After adjusting for non-GAAP items, non-GAAP net income for the three months ended September 30, 2022 was $24.3 million, or $0.42 per diluted share, as compared with non-GAAP net income of $33.6 million, or $0.65 per diluted share, for the same period in 2021.

"While customer growth and the economy remain strong in our service territories, we experienced some softening in our commercial customer loads during the quarter. This, in combination with pressure from unrecoverable Montana electric supply costs (PCCAM sharing) and higher interest rates, resulted in earnings below our expectations and a slight downward revision to the high end of the range of our full year expectations," said Bob Rowe, Chief Executive Officer. "While we all may have some near-term uncertainty regarding the broader economy, I am excited and optimistic about NorthWestern Energy’s bright future. It has been a privilege to work with the dedicated people at NorthWestern for over fourteen years; together, we’ve got a lot done, from focusing on critical infrastructure to building a diverse supply portfolio, to working with our customers and communities. My close friend and partner, incoming CEO Brian Bird, and our other great leaders will be focused on providing a great customer experience, addressing key capacity needs, deploying technology, and ongoing infrastructure modernization. All of that will depend on the support of our equity owners and debt holders, and providing them appropriate returns and confidence."

Additional information regarding this release can be found in the earnings presentation found at
https://www.northwesternenergy.com/about-us/investors/financials/earnings

NorthWestern Reports Third Quarter 2022 Financial Results
October 24, 2022

Consolidated Statement of Income

	Three Months Ended September 30, 2022		Nine Months Ended September 30,
(in thousands, except per share amounts)	2022	2021	2022	2021
Revenues	$335.1	$326.0	$1,052.6	$1,025.0
Fuel, purchased supply and direct transmission expense(1)	109.0	98.7	339.0	311.1
Utility Margin (2)	226.1	227.3	713.6	713.9

Operating and maintenance	54.7	56.0	160.8	159.3
Administrative and general	28.1	24.9	87.0	79.6
Property and other taxes	46.5	43.6	140.2	138.3
Depreciation and depletion	48.6	47.1	145.7	140.9
Total Operating Expenses (3)	177.9	171.6	533.7	518.1
Operating income	48.3	55.7	179.9	195.8
Interest expense, net	(25.3)	(23.3)	(73.1)	(70.3)
Other income, net	4.2	5.3	11.8	13.9
Income before income taxes	27.1	37.7	118.6	139.4
Income tax benefit (expense)	0.3	(2.5)	(2.3)	(3.9)
Net Income	27.4	35.2	116.3	135.5
Basic Shares Outstanding	56.311	51.892	54,901	51,175
Earnings per Share - Basic	$0.48	$0.68	$2.12	$2.65
Diluted Shares Outstanding	56.637	52.028	55,541	51,312
Earnings per Share - Diluted	$0.47	$0.68	$2.09	$2.64

Dividends Declared per Common Share	$0.63	$0.62	$1.89	$1.86
(1) Exclusive of depreciation and depletion expense.
(2) Utility Margin is a Non-GAAP financial measure.
     See “Non-GAAP Financial Measure” and "Reconciliation of gross margin to utility margin" sections below.
(3) Excluding fuel, purchased supply and direct transmission expense.

	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of gross margin to utility margin:	2022	2021	2022	2021
Operating Revenues	$335.1	$326.0	$1,052.6	$1,025.0
Less: Fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion shown separately below)	109.0	98.7	339.0	311.1
Less: Operating and maintenance	54.7	56.0	160.8	159.3
Less: Property and other taxes	46.5	43.6	140.2	138.3
Less: Depreciation and depletion	48.6	47.1	145.7	140.9
Gross Margin	76.3	80.6	266.9	275.4
Operating and maintenance	54.7	56.0	160.8	159.3
Property and other taxes	46.5	43.6	140.2	138.3
Depreciation and depletion	48.6	47.1	145.7	140.9
Utility Margin(1)	$226.1	$227.3	$713.6	$713.9
(1) Utility Margin is a Non-GAAP financial measure. See “Non-GAAP Financial Measure” section below.

NorthWestern Reports Third Quarter 2022 Financial Results
October 24, 2022

2022 Earnings Guidance Update and Capital Plan Affirmation
NorthWestern narrows its 2022 Non-GAAP earnings guidance range to $3.20-$3.35 per diluted share (previously of $3.20 - $3.40) based upon, but not limited to, the following major assumptions and expectations:

•Normal weather in our electric and natural gas service territories;
•Inclusion of electric and natural gas interim rates effective October 1, 2022 as granted by the MPSC on September 28, 2022 (subject to refund);
•A consolidated income tax rate of approximately 0% to 3% of pre-tax income; and
•Diluted shares outstanding of approximately 55.8 million to 56.4 million (previously 55.6 million to 56.2 million).

NorthWestern also remains on track with its $582 million capital plan for 2022. Continued investment to serve our customers and communities is expected to provide annualized 4% - 5% growth in rate base and a targeted long-term earnings per share growth rate of 3% - 6% based off 2020 Non-GAAP Diluted EPS.

See the chart below and sections 2022 Earnings Guidance and Capital Plan, Significant Items Not Contemplated in Guidance, and Non-GAAP Financial Measures for additional detail and disclosures.

Overview

NorthWestern Corporation, doing business as NorthWestern Energy, provides electricity and/or natural gas to approximately 753,600 customers in Montana, South Dakota, Nebraska and Yellowstone National Park.

We are working to deliver safe, reliable and innovative energy solutions that create value for customers, communities, employees and investors. This includes bridging our history as a regulated utility safely providing low-cost and reliable service with our future as a globally-aware company offering a broader array of services performed by highly-adaptable and skilled employees. We seek to deliver value to our customers by providing high reliability and customer service, and an environmentally sustainable generation mix at an affordable price. The energy landscape is changing and we are committed to meeting the changing demands of our customers through continued investment to enhance reliability, security and safety, grid modernization, and integration of even more renewables and energy storage, while meeting our growing demand for capacity. We are focused on delivering long-term shareholder value through:

•Infrastructure investment focused on a stronger and smarter grid to improve the customer experience, while enhancing grid reliability and safety. This includes automation in customer meters, distribution and substations that enables the use of proven new technologies.

NorthWestern Reports Third Quarter 2022 Financial Results
October 24, 2022

•Investing in and integrating supply resources that balance reliability, cost, capacity, and sustainability considerations with more predictable long-term commodity prices.

•Continually improving our operating efficiency. Financial discipline is essential to earning our authorized return on invested capital and maintaining a strong balance sheet, stable cash flows, and quality credit ratings to continue to attract cost-effective capital for future investment.

We expect to pursue these investment opportunities and manage our business in a manner that allows us to be flexible in adjusting to changing economic conditions by adjusting the timing and scale of the projects.

We are committed to providing customers with reliable and affordable electric and natural gas service while also being good stewards of the environment. Towards this end, we recently expanded and outlined our efforts towards a carbon-free future through our goal to achieve net zero carbon emissions by 2050.

Significant Trends and Regulation

Regulatory Update

Rate Review Filings – Rate reviews are necessary to recover the cost of providing safe, reliable service, while contributing to earnings growth and achieving our financial objectives. We regularly review the need for electric and natural gas rate relief in each state in which we provide service. On August 8, 2022, we filed a Montana electric and natural gas rate review filing (2021 test year) under Docket 2022.07.078. A summary of our requests within this rate review is below:

Montana Rate Review ($ in millions)
	Electric	Natural Gas
Current ROE	9.65%	9.55%
Current Equity Ratio	49.38%	46.79%
Proposed ROE	10.60%	10.60%
Proposed Equity Ratio	48.02%	48.02%
Forecasted 2022 Rate Base	$2,790	$575
Net Rate Base Increase	$453	$143
Requested Revenue Increase (in millions)
	Electric	Natural Gas
Base Rates	$91.8	$20.2
Power Cost & Credit Mechanism (PCCAM)(1)	$68.1	n/a
Property Tax (tracker true-up)(1)	$11.1	$2.8
Total	$171.0	$23.0
(1) These items are flow-through costs, which represent approximately 42% of the requested electric and natural gas revenue increase

Within this rate review filing we requested an increase to the PCCAM base rate (PCCAM Base) of $68.1 million as well as structural revisions to the PCCAM mechanism to provide customers with prices that better reflect the cost of services received. We also proposed to implement a revised electric only pilot for the Fixed Cost Recovery Mechanism (FCRM) beginning July 1, 2023, or alternatively to terminate the FCRM. Our rate review filing also includes proposals for more timely cost recovery beyond the test period, including critical reliability resources, such as the Yellowstone County

NorthWestern Reports Third Quarter 2022 Financial Results
October 24, 2022

Generating Station, our Enhanced Wildfire Mitigation Plan, and business technology maintenance costs.

Interim Rates - On September 28, 2022, the Montana Public Service Commission (MPSC) approved the recommendations of its staff for interim rates, subject to refund, which increased base electric rates $29.4 million, PCCAM base rates $61.1 million, and base natural gas rates $1.7 million, effective October 1, 2022.

Key dates in the procedural schedule are expected to be as follows:
•Intervenor testimony - December 19, 2022
•NorthWestern rebuttal testimony and cross-intervenor testimony - March 6, 2023
•Hearing commences - April 10, 2023

Montana Power Costs and Credits Adjustment Mechanism - The current Montana PCCAM Base of $138.7 million, approved in 2019, no longer reflects an accurate current forecast of our normal fuel and power costs. As of September 30, 2022, we have under-collected our total Montana electric supply costs for the current July 2022 through June 2023 PCCAM year by approximately $28.6 million. Under-collections are not reflected in customer bills and are not recovered until the subsequent power cost adjustment year, adversely affecting our cash flows and liquidity. The MPSC's September 28, 2022 decision approving interim rates in our rate review included an increase to the PCCAM Base of $61.1 million, on an interim basis, effective October 1, 2022.

Under the PCCAM, under and over-collection of non-qualifying facility related net costs are allocated 90% to Montana customers and 10% to shareholders. For the three and nine months ended September 30, 2022, we deferred $35.4 million and $50.0 million of costs, respectively, to be collected from customers (90% of the costs above base) and recorded a reduction in pre-tax earnings of $3.9 million and $5.6 million, respectively (10% of the variance). For the three and nine months ended September 30, 2021, we deferred $25.4 million and $37.6 million, respectively, of costs for future collection from customers and recorded a reduction in pre-tax earnings of $2.8 million and $4.2 million, respectively.

Holding Company Filings - On June 1, 2022, we filed a legal corporate restructuring application (Restructuring Plan) with the state commissions in Montana, South Dakota and Nebraska and the Federal Energy Regulatory Commission (FERC). Currently, our utility businesses are held in the same legal entity. Under the proposed Restructuring Plan, we would legally separate our Montana public utility business from our South Dakota and Nebraska public utility business and establish a holding company to hold the ownership interests of all of the subsidiaries. The purpose of the reorganization is to integrate our organizational structure to be more transparent and in line with the public utility industry.

The Restructuring Plan does not propose and we do not expect any procedural or substantive change in how the state public utility commissions regulate those services. Implementation of the Restructuring Plan is subject to receipt of all regulatory approvals. On July 26, 2022, the Nebraska Public Service Commission approved our Restructuring Plan application. On August 3, 2022, the South Dakota Public Utilities Commission approved the application. We expect FERC to release a decision during the fourth quarter of 2022. The MPSC is expected to hold a hearing on our Restructuring Plan on January 11, 2023.

Electric Resource Planning - Montana

Yellowstone County 175 MW plant - Construction at the site began in April 2022 with a current schedule that is expected to allow the plant to serve our Montana customers during 2024 with total construction costs of approximately $275 million ($98.1 million incurred through September 30, 2022).

On October 21, 2021, the Montana Environmental Information Center and the Sierra Club filed a lawsuit in Montana State Court, against the Montana Department of Environmental Quality and us, alleging that the environmental analysis conducted prior to issuance of the Yellowstone County project's air quality permit was inadequate. The Montana District Court judge held oral argument on June 20, 2022. We

NorthWestern Reports Third Quarter 2022 Financial Results
October 24, 2022

expect a decision during the fourth quarter of 2022. We are subject to additional legal challenges related to the Yellowstone County plan that could delay the project.

Beartooth Battery 50 MW project - On December 21, 2021, we filed an application with the MPSC for preapproval of the Beartooth Battery agreement as a new capacity resource. This agreement is contingent upon MPSC approval of our application. As discussed below under Risk Factors, the Montana District Court ruled that the Montana preapproval statute (that serves as the basis for our Beartooth Battery agreement application) is unconstitutional. On Oct. 18, 2022, the MPSC dismissed our application because the statute upon which the application was filed was found unconstitutional.

Future Integrated Resource Planning - To comply with statutory resource planning requirements, we expect to submit an integrated resource plan to the MPSC by the end of 2022, followed by an all-source competitive solicitation request for capacity available in 2026. Due to the significant impact of our ownership in Colstrip Unit 4 to the capacity available in our portfolio, the outcome in the arbitration amongst the co-owners may affect this plan.

Electric Resource Supply - South Dakota

Our new Bob Glanzer Generating Station was operational as of May 27, 2022. The 58 MW natural gas plant is located in Huron, South Dakota. Construction was completed under budget at a total cost of approximately $83.1 million.

Our electric supply resource plans for South Dakota continue to identify portfolio requirements including potential investments resulting from a completed competitive solicitation process. We filed an updated integrated resource plan on September 6, 2022, which is consistent with the prior plan laying out a retire and replace generation asset strategy. A decision whether to use a competitive solicitation process, and what type of generation technology to add, is expected to be made in 2023.

Supply Chain and Inflation Challenges

We place significant reliance on our third-party business partners to supply materials, equipment and labor necessary for us to operate our utility and reliably serve current customers and future customers. As a result of current macroeconomic conditions, both nationally and globally, we have recently experienced issues with our supply chain for materials and components used in our operations and capital project construction activities. Issues include higher prices, scarcities/shortages, longer fulfillment times for orders from our suppliers, workforce availability, and wage increases. Should these conditions continue, we could have difficulty completing the operations activities necessary to serve our customers safely and reliably, and/or achieving our capital investment program, which ultimately could result in higher customer utility rates, longer outages, and could have a material adverse impact on our business, financial condition and operations.

During the third quarter of 2021, we decided to discontinue our plans to build a 30-40 MW electric generation plant near Aberdeen, South Dakota as a result of significant increases in estimated construction costs as a result of global supply chain challenges. At this time, our forecasted 2022 capital investment remains consistent with the $582 million disclosed within our Annual Report on Form 10-K for the year ended December 31, 2021, as rising costs have been offset by delays in project timelines. Continued challenges with product and services availability and price inflation could cause further project delays and impact on our capital investment forecasts.

Fire Mitigation

With changing weather conditions which include more significant wind events, drought conditions, and warmer air temperatures, we do not consider the fire season specific to a time of year, but rather a condition that may exist at any time of year. Each year’s weather conditions impact these situations differently: early season rains encourage plant growth which fuels fires later in the growing season, and

NorthWestern Reports Third Quarter 2022 Financial Results
October 24, 2022

winters with little snow leave dry plant material available for late season fires. The threat is not only in forested areas, where insect infestations and resulting tree death has been severe, but across the entire system including rural areas where grassland fires could be ignited, along with urban areas where extreme weather conditions pose a great risk to heavily populated areas.

Recognizing the risk of significant wildfires in Montana, we continue to proactively seek to mitigate wildfire risk. We have developed an Enhanced Fire Mitigation Plan addressing five key areas: situational awareness, operational practices, system preparedness, vegetation management, and public communications and outreach. This plan builds upon several key initiatives that were initiated and executed over the past decade including nearly $80 million spent on vegetation management and hazard tree removal programs and our growing annual investment to harden our transmission and distribution system infrastructure. Because of ever-increasing wildfire risk, our plan includes greater focus on situational awareness to monitor changing environmental conditions, operational practices that are more reactive to changing conditions, increased frequency of patrol and repairs, and more robust system hardening programs that target higher risk segments in our transmission and distribution systems. We included a request for expected costs associated with the mitigation plan in our 2022 Montana rate review.

Reconciliation of Primary Changes from 2021 to 2022

	Three Months Ended September 30, 2022 vs. 2021
	Pre-tax Income	Income Tax (Expense) Benefit	Net Income (1)	Diluted Earnings Per Share
	(in millions)
Third Quarter 2021	$37.7	$(2.5)	$35.2	$0.68
Revenue and fuel, purchased supply, and direct transmission expense (2) items impacting net income:
Lower transmission revenue due to market conditions and lower pricing	(4.7)	1.2	(3.5)	(0.07)
Higher non-recoverable Montana electric supply costs	(1.3)	0.3	(1.0)	(0.02)
Lower natural gas volumes	(0.6)	0.2	(0.4)	(0.01)
Higher electric volumes	2.1	(0.5)	1.6	0.03
Prior year unfavorable electric QF liability adjustment	1.3	(0.3)	1.0	0.02

Expense items (3) impacting net income:
Higher operating costs impacting net income	(1.9)	0.5	(1.4)	(0.03)
Higher depreciation and depletion	(1.5)	0.4	(1.1)	(0.02)
Higher property taxes expenses due to an increase in estimated state and local taxes	(0.7)	0.2	(0.5)	(0.01)
Higher interest expense	(2.0)	0.5	(1.5)	(0.03)
Other	(1.3)	0.3	(1.0)	(0.02)
Dilution from higher share count	$—	$—	$—	$(0.05)
Third Quarter 2022	$27.1	$0.3	$27.4	$0.47
Change			$(7.8)	$(0.21)
(1) Income Tax Benefit (Expense) calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.
(2) Exclusive of depreciation and depletion shown separately below
(3) Excluding fuel, purchased supply, and direct transmission expense

NorthWestern Reports Third Quarter 2022 Financial Results
October 24, 2022

Consolidated Financial Results

Revenues
Consolidated operating revenues for the three months ended September 30, 2022 were $335.1 million as compared with $326.0 million for the same period in 2021.

Gross Margin
Consolidated gross margin for the three months ended September 30, 2022 was $76.3 million compared with $80.6 million for the same period in 2021, a decrease of $4.3 million, or 5.3 percent. This decrease was primarily due to lower transmission revenue, higher non-recoverable Montana electric supply costs, lower natural gas volumes due to unfavorable weather, and higher depreciation and depletion costs, partly offset by higher electric retail volumes due to favorable weather and customer growth and the unfavorable adjustment to our electric QF liability in the prior year.

Utility Margin1
Consolidated utility margin for the three months ended September 30, 2022 was $226.1 million as compared with $227.3 million for the same period in 2021, a decrease of $1.2 million, or 0.5 percent.

Utility Margin 2022 vs. 2021
Utility Margin Items Impacting Net Income
Lower transmission revenue due to lower transmission demand due to market conditions and lower pricing	$(4.7)
Higher non-recoverable Montana electric supply costs	(1.3)
Lower natural gas retail volumes	(0.6)
Prior year unfavorable electric QF liability adjustment	1.3
Higher electric retail volumes	2.1
Change in Utility Margin Items Impacting Net Income	(3.2)
Utility Margin Items Offset Within Net Income
Higher property taxes recovered in revenue, offset in property tax expense	2.2
Lower revenue from higher production tax credits, offset in income tax expense	(0.1)
Lower operating expenses recovered in revenue, offset in operating and maintenance expense	(0.1)
Change in Utility Margin Items Offset Within Net Income	2.0
Decrease in Consolidated Utility Margin(1)	$(1.2)
(1) Utility Margin is a Non-GAAP financial measure. See reconciliation of Gross Margin to Utility Margin above and Non-GAAP Financial Measure section below.

Higher electric retail volumes were driven by warmer summer weather in Montana and customer growth, partly offset by lower Montana commercial demand. Lower natural gas volumes were driven by warmer summer weather in Montana, partly offset by customer growth.

The prior year unfavorable adjustment to our electric QF liability (unrecoverable costs associated with contracts covered by the Public Utility Regulatory Policies Act of 1978 as part of a 2002 stipulation with the MPSC and other parties) is associated with a one-time clarification in contract term in 2021.

1 Utility Margin is a Non-GAAP financial measure.
See “Non-GAAP Financial Measure” section below and "Reconciliation of gross margin to utility margin" section above.

NorthWestern Reports Third Quarter 2022 Financial Results
October 24, 2022

Operating, General and Administrative Expenses

	Three Months Ended September 30,
	2022	2021	Change
	(dollars in millions)
Operating Expenses
Operating and maintenance	$54.7	$56.0	$(1.3)	(2.3)%
Administrative and general	28.1	24.9	3.2	12.9
Property and other taxes	46.5	43.6	2.9	6.7
Depreciation and depletion	48.6	47.1	1.5	3.2
Total Operating Expenses (1)	$177.9	$171.6	$6.3	3.7%
(1) Excluding fuel, purchased supply and direct transmission expense.
Consolidated operating expenses, excluding fuel, purchased supply and direct transmission expense, were $177.9 million for the three months ended September 30, 2022, as compared with $171.6 million for the three months ended September 30, 2021. Primary components of the change include the following (in millions):

Operating Expenses
2022 vs. 2021
Operating Expenses Impacting Net Income
Higher depreciation expense due to plant additions	$1.5
Higher property tax expenses due to an increase in estimated state and local taxes	0.7
Increase in uncollectible accounts due to the prior year collection of previously written off balances	0.5
Higher line clearance expenses	0.4
Higher litigation expenses	0.4
Higher travel expenses	0.4
Prior year write-off of preliminary construction costs	(1.2)
Lower labor and benefits(1)	(0.6)
Lower technology implementation and maintenance expenses	(0.3)
Other	2.3
Change in Items Impacting Net Income	4.1

Operating Expenses Offset Within Net Income
Higher property and other taxes recovered in trackers, offset in revenue	2.2
Higher pension and other postretirement benefits, offset in other income(1)	0.6
Lower non-employee directors deferred compensation recorded within administrative and general expense, offset in other income	(0.5)
Lower operating and maintenance expenses recovered in trackers, offset in revenue	(0.1)
Change in Items Offset Within Net Income	2.2
Increase in Operating Expenses (2)	$6.3
(1) In order to present the total change in labor and benefits, we have included the change in the non-service cost component of our pension and other postretirement benefits, which is recorded within other income on our Condensed Consolidated Statements of Income. This change is offset within this table as it does not affect our operating expenses.

(2) Excluding fuel, purchased supply and direct transmission expense.

NorthWestern Reports Third Quarter 2022 Financial Results
October 24, 2022

We estimate property taxes throughout each year, and update those estimates based on valuation reports received from the Montana Department of Revenue. Under Montana law, we are allowed to track the increases and decreases in the actual level of state and local taxes and fees and adjust our rates to recover the increase or decrease between rate cases less the amount allocated to FERC-jurisdictional customers and net of the associated income tax benefit.

Operating Income
Consolidated operating income for the three months ended September 30, 2022 was $48.3 million as compared with $55.7 million in the same period in 2021. This decrease was primarily driven by lower transmission revenue, higher non-recoverable Montana electric supply costs, higher administrative and general costs, and higher depreciation and depletion, partly offset by higher electric retail volumes, a prior year unfavorable QF liability adjustment, and lower operating and maintenance expense.

Interest Expense
Consolidated interest expense for the three months ended September 30, 2022 was $25.3 million as compared with $23.3 million in the same period in 2021. This increase was primarily due to higher interest on borrowings under our revolving credit facilities partly offset by higher capitalization of Allowance for Funds Used During Construction.

Other Income
Consolidated other income was $4.2 million for the three months ended September 30, 2022 as compared to other income of $5.3 million during the same period in 2021. This decrease was primarily due to a decrease in the value of deferred shares held in trust for non-employee directors deferred compensation, partly offset by a decrease in the non-service component of pension expense.

Income Tax
Consolidated income tax benefit was $0.3 million for the three months ended September 30, 2022 as compared to income tax expense of $2.5 million for the three months ended September 30, 2021. Our effective tax rate for the three months ended September 30, 2022 was (0.9)% as compared with 6.6% for the same period in 2021. We expect our effective tax rate to range between 0% to 3% in 2022.

The following table summarizes the differences between our effective tax rate and the federal statutory rate (in millions):

NorthWestern Reports Third Quarter 2022 Financial Results
October 24, 2022

	Three Months Ended September 30,
	2022		2021
Income Before Income Taxes	$27.1		$37.7

Income tax calculated at federal statutory rate	5.7	21.0%	7.9	21.0%

Permanent or flow-through adjustments:
State income tax, net of federal provisions	0.1	0.5	0.4	1.1
Flow-through repairs deductions	(3.4)	(12.4)	(3.5)	(9.2)
Production tax credits	(1.7)	(6.2)	(1.9)	(5.0)
Income tax return to accrual adjustment	(0.9)	(3.4)	0.4	1.0
Amortization of excess deferred income tax	(0.2)	(0.9)	(0.1)	(0.3)
Share-based compensation	—	—	(0.1)	(0.2)
Plant and depreciation of flow-through items	0.3	1.0	(0.3)	(0.8)
Other, net	(0.2)	(0.5)	(0.3)	(1.0)
	(6.0)	(21.9)	(5.4)	(14.4)

Income tax (benefit) expense	$(0.3)	(0.9)%	$2.5	6.6%

We compute income tax expense for each quarter based on the estimated annual effective tax rate for the year, adjusted for certain discrete items. Our effective tax rate typically differs from the federal statutory tax rate primarily due to the regulatory impact of flowing through federal and state tax benefits of repairs deductions, state tax benefit of accelerated tax depreciation deductions (including bonus depreciation when applicable) and production tax credits.

Net Income
Consolidated net income for the three months ended September 30, 2022 was $27.4 million as compared with $35.2 million for the same period in 2021. This decrease was primarily due to lower transmission revenues, higher interest expense, higher administrative and general costs, higher depreciation and depletion, and lower natural gas retail volumes due to unfavorable weather, partly offset by higher electric retail volumes due to favorable weather and customer growth, and a prior year unfavorable electric QF liability adjustment.

Liquidity and Capital Resources
As of September 30, 2022, our total net liquidity was approximately $74.1 million, including $9.1 million of cash and $65.0 million of revolving credit facility availability with no letters of credit outstanding. In addition, our liquidity was further enhanced by the forward equity sale agreements, which could have been physically settled with common shares in exchange for cash of approximately $96.9 million. This compares to total net liquidity one year ago at September 30, 2021 of $163.6 million.

Dividend Declared
NorthWestern's Board of Directors declared a quarterly common stock dividend of $0.63 per share payable December 30, 2022 to common shareholders of record as of December 15, 2022.

NorthWestern Reports Third Quarter 2022 Financial Results
October 24, 2022

Significant Items Not Contemplated in Guidance

A reconciliation of items not factored into our updated non-GAAP diluted earnings per share guidance of $3.20 - $3.35 for 2022 and final non-GAAP diluted earnings per share of $3.51 for 2021 are summarized below. The amount below represents a non-GAAP measure that may provide users of this data with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

(in millions, except EPS)

Three Months Ended September 30, 2022
	Pre-tax Income	Net(1) Income	Diluted EPS
2022 Reported GAAP	$27.1	$27.4	$0.47

Non-GAAP Adjustments:
Remove impact of favorable weather as compared to normal	(4.2)	(3.1)	(0.05)

2022 Adj. Non-GAAP	$22.9	$24.3	$0.42

Three Months Ended September 30, 2021
	Pre-tax Income	Net(1) Income	Diluted EPS
2021 Reported GAAP	$37.7	$35.2	$0.68

Non-GAAP Adjustments:
Remove impact of favorable weather as compared to normal	(3.4)	(2.5)	(0.05)
Remove Impact of QF Liability - adjustment associated with one-time clarification of contract term	1.3	0.9	0.02

2021 Adj. Non-GAAP	$35.6	$33.6	$0.65

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

NorthWestern Reports Third Quarter 2022 Financial Results
October 24, 2022

(in millions, except EPS)

				EPS Range to Meet Guidance
Nine Months Ended September 30, 2022				Fourth Quarter 2022			Estimated 2022 Full Year
	Pre-tax Income	Net(1) Income	Diluted EPS	Low		High	Low		High
2022 Reported GAAP	$118.6	$116.3	$2.09	$1.15	to	$1.30	$3.24	to	$3.39

Non-GAAP Adjustments:
Remove impact of favorable weather as compared to normal	(6.6)	(4.9)	(0.08)	?	—	?	(0.08)	—	(0.08)
CREP Penalty (Non-deductible for income taxes)	2.5	2.5	0.04				0.04	—	0.04

2022 Adj. Non-GAAP	$114.5	$113.9	$2.05	$1.15	to	$1.30	$3.20	to	$3.35

				Actual
Nine Months Ended September 30, 2021				Fourth Quarter 2021			2021 Full Year
	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS
2021 Reported GAAP	$139.4	$135.5	$2.64	$50.8	$51.3	$0.96	$190.2	$186.8	$3.60

Non-GAAP Adjustments:
Remove impact of (favorable) / unfavorable weather as compared to normal	(4.1)	(3.1)	(0.06)	5.2	3.9	0.07	1.1	0.8	0.01
QF Liability - adjustment associated with one-time clarification of contract term	(7.4)	(5.5)	(0.11)	0.5	0.3	0.01	(6.9)	(5.2)	(0.10)

2021 Adj. Non-GAAP	$127.9	$126.9	$2.47	$56.5	$55.5	$1.04	$184.4	$182.4	$3.51

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

Company Hosting Investor Conference Call and Annual Stockholders Meeting

NorthWestern will host an investor conference call and webcast on Tuesday, October 25, 2022, at 3:30 p.m. Eastern time to review its financial results for the third quarter 2022.

To register for the webinar, please visit www.northwesternenergy.com/earnings-registration. Please go to the site at least 15 minutes in advance of the webinar to register. An archived webcast will be available shortly after the event and remain active for one year.

NorthWestern Reports Third Quarter 2022 Financial Results
October 24, 2022

Non-GAAP Financial Measures

This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Utility Margin, Adjusted Non-GAAP pretax income, Adjusted Non-GAAP net income and Adjusted Non-GAAP Diluted EPS that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

We define Utility Margin as Operating Revenues less fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion) as presented in our Condensed Consolidated Statements of Income. This measure differs from the GAAP definition of Gross Margin due to the exclusion of Operating and maintenance, Property and other taxes, and Depreciation and depletion expenses, which are presented separately in our Condensed Consolidated Statements of Income. A reconciliation of Utility Margin to Gross Margin, the most directly comparable GAAP measure, is included above.

Management believes that Utility Margin provides a useful measure for investors and other financial statement users to analyze our financial performance in that it excludes the effect on total revenues caused by volatility in energy costs and associated regulatory mechanisms. This information is intended to enhance an investor's overall understanding of results. Under our various state regulatory mechanisms, our supply costs are generally collected from customers. In addition, Utility Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow recovery of operating costs, as well as to analyze how changes in loads (due to weather, economic or other conditions), rates and other factors impact our results of operations. Our Utility Margin measure may not be comparable to that of other companies' presentations or more useful than the GAAP information provided elsewhere in this report.

Management also believes the presentation of Adjusted Non-GAAP pre-tax income, Adjusted Non-GAAP net income and Adjusted Non-GAAP Diluted EPS is more representative of normal earnings than GAAP pre-tax income, net income and EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings. The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance. Our measures may not be comparable to other companies' similarly titled measures.

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Significant Items Not Contemplated in Earnings." Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and believe such statements are based on reasonable assumptions, including without limitation, management's examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that we will achieve our projections. Factors that may cause such differences include, but are not limited to:

•adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental

NorthWestern Reports Third Quarter 2022 Financial Results
October 24, 2022

requirements, could have a material effect on our liquidity, results of operations and financial condition;
•the impact of extraordinary external events and natural disasters, such as the COVID-19 pandemic, geopolitical events, earthquake, flood, drought, lightning, weather, wind, and fire, could have a material effect on our liquidity, results of operations and financial condition;
•acts of terrorism, cybersecurity attacks, data security breaches, or other malicious acts that cause damage to our generation, transmission, or distribution facilities, information technology systems, or result in the release of confidential customer, employee, or Company information;
•supply chain constraints, recent high levels of inflation for product, services and labor costs, and their impact on capital expenditures, operating activities, and/or our ability to safely and reliably serve our customers;
•changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;
•unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase operating costs or may require additional capital expenditures or other increased operating costs; and
•adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2021 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:                    Media Contact:
Travis Meyer (605) 978-2967                    Jo Dee Black (866) 622-8081
travis.meyer@northwestern.com                jodee.black@northwestern.com